Exhibit 99.1

Press Release

For Further Information Contact:

INVESTORS:	MEDIA:
Matt Schroeder	Ashley Flower
(717) 214-8867	(717) 975-5718
or investor@riteaid.com

RITE AID ANNOUNCES STOCKHOLDER ADOPTION OF THE MERGER AGREEMENT WITH WALGREENS BOOTS ALLIANCE

CAMP HILL, Pa. (Feb. 4, 2016) — Rite Aid Corporation (NYSE: RAD) (“Rite Aid”) announced today that its stockholders have voted to approve the adoption of the previously announced Agreement and Plan of Merger, dated as of Oct. 27, 2015 (the “Merger Agreement”), by and among Rite Aid, Walgreens Boots Alliance, Inc., a Delaware corporation (“WBA”), and Victoria Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of WBA (“Victoria Merger Sub”), providing for the merger of Victoria Merger Sub with and into Rite Aid (the “Merger”), with Rite Aid surviving the Merger as a wholly owned direct subsidiary of WBA, at a special meeting of stockholders held today.

Approximately 97% of the votes cast at today’s special meeting of stockholders voted in favor of the adoption of the Merger Agreement, which represented approximately 72% of Rite Aid’s total outstanding shares of common stock as of the Dec. 18, 2015 record date and constitutes a majority of the outstanding shares of Rite Aid common stock entitled to vote at the special meeting, as required to adopt the Merger Agreement under the General Corporation Law of the State of Delaware. A quorum of 74% of Rite Aid’s total outstanding shares of common stock as of the Dec. 18, 2015 record date voted at the special meeting.

In a separate item, 89% of votes cast by Rite Aid stockholders at the special meeting approved, by means of a non-binding, advisory vote, compensation that will or may become payable by Rite Aid to its named executive officers in connection with the Merger.

Upon completion of the Merger, Rite Aid’s stockholders will be entitled to receive $9.00 in cash for each share of Rite Aid’s common stock that such stockholder owns. The Merger, which is expected to be completed in the second half of calendar 2016, is subject to the satisfaction of certain remaining customary closing conditions as set forth in the Merger Agreement and discussed in detail in the definitive proxy statement filed with the U.S. Securities and Exchange Commission by Rite Aid on Dec. 21, 2015.

About Rite Aid

Rite Aid Corporation is one of the nation’s leading drugstore chains with nearly 4,600 stores in 31 states and the District of Columbia and fiscal 2015 annual revenues of $26.5 billion. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at www.riteaid.com.

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Cautionary Statement Regarding Forward-Looking Statements

This document includes “forward-looking statements” within the meaning of the securities laws. The words “will,” “may,” “should,” “expect,” “anticipate,” “believe,” “future,” “target,” “plan” and similar expressions are intended to identify information that is not historical in nature.

All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the expected benefits of the transaction such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of WBA following completion of the proposed transaction; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) one or more closing conditions to the transaction, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction or may require conditions, limitations or restrictions in connection with such approvals; (2) there may be a material adverse change of Rite Aid or the business of Rite Aid may suffer as a result of uncertainty surrounding the transaction; (3) the transaction may involve unexpected costs, liabilities or delays; (4) legal proceedings may be initiated related to the transaction; (5) changes in economic conditions, political conditions, changes in federal or state laws or regulations, including the Patient Protection and Affordable Care Act and the Health Care Education Affordability Reconciliation Act and any regulations enacted thereunder may occur; (6) provider and state contract changes may occur; (7) reduction in provider payments by governmental payors may occur; (8) the expiration of Rite Aid’s Medicare or Medicaid managed care contracts by federal or state governments; (9) tax matters; (10) there may be difficulties and delays in achieving synergies and cost savings; and (11) other risk factors as detailed from time to time in Rite Aid’s and WBA’s reports filed with the Securities and Exchange Commission (the “SEC”), including Rite Aid’s Annual Report on Form 10-K for the fiscal year ended February 28, 2015 and WBA’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, each of which is available on the SEC’s Web site (www.sec.gov). These risks, as well as other risks associated with the merger, are more fully discussed in the definitive proxy statement that was filed by Rite Aid with the SEC on December 21, 2015 in connection with the merger. There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized.

Neither WBA nor Rite Aid undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

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